UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report  December 12, 2005
(Date of earliest event reported)

RAND CAPITAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

NEW YORK
(State or Other Jurisdiction of Incorporation)

001-08205	16-0961359
(Commission File Number)	(IRS Employer Identification No.)

2200 Rand Building, Buffalo, NY	14203
(Address of Principal Executive Offices)	(Zip Code)

(716) 853-0802
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

        On December 12, 2005, Rand Capital Corporation received a notice from NASDAQ that as result of the death of director Luiz Kahl on November 4, 2005 and the corresponding reduction from three to two in the number of directors on the Audit Committee of Rand's Board of Directors, Rand was no longer in compliance with NASDAQ Marketplace Rule 4350. NASDAQ advised Rand that, consistent with NASDAQ Marketplace Rule 4350(d)(4), Rand would be provided with a cure period until the earlier of Rand's next annual shareholder's meeting or November 6, 2006 in which to regain compliance. The NASDAQ notice also advised Rand that it must, no later than four business days from the receipt of the notice, make a public announcement through the news media, which must disclose the receipt of the notice and the NASDAQ rules on which it was based.

        Reference is made to the press release, dated December 15, 2005, that was filed as Exhibit 99.1 to the Form 8-K of Rand dated and filed on that date, which is incorporated herein by reference. As more fully described in that press release, on December 15, 2005 Rand's Board of Directors elected Robert M. Zak to fill the vacancy on the Board created by Mr. Kahl's death, and it restructured its Audit Committee to add Jayne K. Rand as a member. As a result of these actions, Rand came into compliance with both Marketplace Rule 4350 requirements regarding the Audit Committee and its requirement that a majority of the Board of Directors be independent.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAND CAPITAL CORPORATION

Date: December 16, 2005	By:	/s/ Daniel P. Penberthy
Name: Daniel P. Penberthy
Title: Senior Vice President and Treasurer